SECRETARY OF STATE
THE GREAT SEAL OF THE STATE OF NEVADA


CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that VILLAGE XI ACQUISITION CORPORATION did on August 8, 2000 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on August 9,
2000.


Dean Heller
Secretary of State
By:  Denise A. Baler
Certification Clerk

FILED # C21333-00
AUG 0 8 7000
IN THE OFFICE OF DEAN HELLER
DEAN HELLER SECRETARY OF STATE

ARTICLES OF INCORPORATION
VILLAGE XI ACQUISITION CORPORATION

FIRST: The name of this corporation is:   VILLAGE XI ACQUISITION
CORPORATION

SECOND: Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

FOURTH: The total authorized capital stock of the corporation is 100,000,000 common shares with a par value of .001 each; and 50,000,000 preferred shares with a par value of .001 each.

FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be one in number, is as follows:

NAME POST OFFICE ADDRESS

Jack Augsback  580 Village Boulevard, Suite 140 West Palm Beach, FL
33419

SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

NAME POST OFFICE ADDRESS

B. Gould 502 East John Street Carson City, NV 89706

EIGHTH: The corporation is to have perpetual existence.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, accordingly have hereunto set my hand this fourth day of August, 2000.

B. Gould, Incorporator